Exhibit 6.16

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), is made as of the [    ] day of June, 2018 by and among LMP Automotive Holdings, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule I attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

background

The Company wishes to issue and sell, and the Purchasers (as defined herein) wish to purchase, an aggregate of up to $1,900,000 (the “Loan Amount”) of the Company’s 4% convertible promissory notes due 2018, in the form attached hereto as Exhibit A (each, a “Note” and, collectively, the “Notes”).

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows

1. Purchase and Sale of Notes.

1.1 Sale and Issuance of Notes at Closing. Subject to the terms and conditions hereof, at the Initial Closing and each Additional Closing (each as defined below), as applicable, the Company shall sell, issue and deliver to each Purchaser and Additional Purchaser (as defined below), respectively, and each Purchaser and Additional Purchaser, as applicable, shall purchase, severally and not jointly, a Note in the principal amount specified next to the name of such Purchaser or Additional Purchaser on Schedule I hereto, as amended from time to time in accordance with the terms hereof, with respect to each such Closing. The Purchasers acknowledge that the Company is, along with the Notes, contemporaneously offering (i) up to 1,800,000 shares of the Company’s Common Stock (as defined below) and (ii) 9% convertible promissory notes due 2020 in the principal amount of $4,400,000.

1.2 Purchase Price. The purchase price for each Note shall be the principal amount thereof (the “Purchase Price”).

1.3 Closing; Delivery.

(a) The initial issuance and sale of the Notes to the Purchasers and the consummation of the other transactions contemplated by this Agreement shall be effected in a closing (the “Initial Closing”), which shall take place at 10:00 a.m. on the date of acceptance hereof by the Company, by means of an exchange of documents by electronic mail or facsimile transmission, with original copies to follow by mail or courier service.

(b) At any time and from time to time during the Additional Closing Period (as defined below), the Company may, at one or more additional closings (each an “Additional Closing” and together with the Initial Closing, each a “Closing”), offer and sell additional Notes up to the remaining amount of the Loan Amount not purchased at the Initial Closing to additional investors, which may include the Initial Purchasers (the “Additional Purchasers”), under terms no more favorable than the terms and conditions set forth in this Agreement. The Additional Purchasers, if applicable, will execute counterpart signature pages to this Agreement and any other agreements and documents reasonably requested by the Company, and such Additional Purchaser will, upon delivery to the Company of such signature pages and payment of the principal amount, become parties to, and bound by, the terms and conditions set forth in this Agreement as Purchasers, except with respect to the calculation of interest on their Notes, which instead will be calculated from the date of their respective Additional Closing. Schedule I shall be supplemented to reflect the name, address and principal amount of the Note of each Additional Purchaser and the date of issue of each Additional Purchaser’s Note. The addition of Additional Purchasers shall not be deemed an amendment of this Agreement. As used herein, “Additional Closing Period” means the period of time immediately following the Initial Closing through 5/28/2018, subject to extension if so determined by the Board of Directors of the Company without notice to, or consent of any Purchasers.

1.4 Delivery of and Payment for Notes at a Closing. At each Closing, subject to the terms and conditions hereof, the Company shall deliver to each Purchaser the applicable Note purchased by such Purchaser against payment of the Purchase Price therefor payable by such Purchaser by certified check or by wire transfer of immediately available funds into the account designated by the Company prior to such Closing.

1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Common Stock” means the Company’s common stock, par value $0.00001 per share.

(b)  “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation by an officer of the Company.

(c) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(d) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(e) “Purchaser” means each of the Purchasers who is initially a party to this Agreement and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Subsection 1.3.

(f) “Requisite Noteholders” means the holders of Notes constituting at least a majority of the principal amount of the Notes then outstanding.

(g)  “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(h) “Shares” means the shares of Common Stock issued upon conversion of the Note.

(i) “Transaction Agreements” means this Agreement, the Notes, the Accredited Investor Questionnaire to be completed and executed by the Investor (the “Investor Questionnaire”), attached hereto as Exhibit B, the Stockholders’ Agreement, attached hereto as Exhibit C (the “Stockholders’ Agreement”), to be executed upon the conversion of the Notes, and any other agreements, instruments or documents entered into in connection with this Agreement.

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2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that the following representations are true and complete as of the date of the Closing, except as otherwise indicated.

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization. The authorized capital of the Company consists, immediately prior to the Closing, of:

(i) 100,000,000 shares of common stock, $0.00001 par value per share (the “Common Stock”), 23,858,042 of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 20,000,000 shares of Preferred Stock, none of which are issued and outstanding immediately prior to the Closing.

2.3 Authorization. All corporate action required to be taken by the Company in order to authorize the Company to enter into this Agreement and to issue the Notes at the Closing, and the Shares issuable upon conversion of the Notes, has been taken or will be taken prior to the Closing or such conversion, as applicable. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4 Valid Issuance of Notes. The Notes, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, issued in compliance with all applicable federal and state securities laws. Assuming the accuracy of the representations of the Purchasers in this Agreement and subject to the filings described below, the Notes will be issued in compliance with all applicable federal and state securities laws. The Shares issuable upon conversion of the Notes have been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Incorporation of the Company, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and restrictions, and liens or encumbrances created by or imposed by a Purchaser and will not have been issued in violation of, and will not be subject to, any preemptive or subscription rights. Based in part upon the representations of the Purchasers in this Agreement, the Shares issuable upon conversion of the Notes will be issued in compliance with all applicable federal and state securities laws.

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3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, each as to itself severally and not jointly, that:

3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Notes to be acquired by the Purchaser will be acquired solely for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Notes. The Purchaser has not been formed for the specific purpose of acquiring the Notes.

3.3 Disclosure of Information. The Purchaser has had an opportunity to ask questions of, and receive answers from, and discuss the Company’s business, management, financial affairs, and the terms and conditions of the offering of the Notes contemplated under this Agreement and the Transaction Agreements with the Company’s management.

3.4 Restricted Securities. The Purchaser understands that that the Notes are not, and any Shares acquired upon the conversion of the Notes at the time of issuance may not be, registered under the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Notes, and any Shares issued upon conversion thereof, indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Notes or underlying Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes or Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 Lock-up Agreement. If so requested by the Company or the underwriters or the placement or selling agents in connection with a public offering of the Company’s securities registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), Purchaser shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered or qualified) without the prior written consent of the Company or such underwriters, placement or selling agents, as the case may be, for up to 180 days from the effective or qualification date of the registration or offering statement, and Purchaser shall execute an agreement reflecting the foregoing as may be requested by the Company or underwriters or agents at the time of such offering.

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3.6 No Public Market. The Purchaser understands that no public market now exists for the Notes or Shares, and that the Company has made no assurances that a public market will ever exist for the Notes or Shares.

3.7 Legends. The Purchaser understands that the Shares issuable upon conversion of the Notes and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

(a)  “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS PROVIDED IN THE STOCKHOLDERS’ AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG LMP AUTOMOTIVE HOLDINGS, INC. AND THE PERSONS NAMED THEREIN. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY ANY STOCKHOLDER OF THE COMPANY UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY AT THE PRINCIPAL OFFICE OF THE COMPANY”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book-entry so legended.

3.8 Accredited Investor. The information in the Investor Questionnaire is accurate and true in all respects and the Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.9 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Notes or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Notes, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Notes. The Purchaser’s subscription and payment for and continued beneficial ownership of the Notes or underlying Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.10 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, members, managers, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.11 Stockholders’ Agreement. Investor has reviewed and accepts the terms and conditions of the Stockholders’ Agreement, and acknowledges and agrees to execute and deliver the Stockholders’ Agreement upon and as a condition to the conversion of the Note.

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3.12 Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

4. Miscellaneous.

4.1 Information Rights. Upon written request by the Purchaser, and provided that the Board of Directors has not reasonably determined that such Purchaser is a competitor of the Company, the Company shall deliver the Purchaser, as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a report from management containing unaudited income statements and balance sheet; provided, however, that such information rights shall terminate upon a public offering of the Company’s securities registered or qualified under the Securities Act.

4.2 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company. Notwithstanding the foregoing, the warranties and representations of the Company shall survive only for the one-year period following the Closing.

4.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.4 Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware.

4.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (c) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule I, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 4.6.

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4.8 Purchaser Finder’s Fees. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees or representatives is responsible.

4.9 Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.10 Amendments and Waivers. No term of this Agreement may be amended, terminated or waived without the written consent of the Company and Requisite Noteholders. Any amendment or waiver effected in accordance with this Subsection 4.9 shall be binding upon the Purchasers and each transferee of the Notes (or the Shares issuable upon conversion thereof), each future holder of all such securities, and the Company.

4.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.13 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

4.14 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York, NY, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court located in New York, New York, or any court of the State of New York having subject matter jurisdiction.

(THE SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first written above.

LMP Automotive Holdings, Inc.

By:
Samer Tawfik, Chief Executive Officer

Address:	601 N. State Road 7, Plantation FL 33317

Signature Page To Note Purchase Agreement For The Convertible Promissory Note Due 2018

PURCHASER:

IF AN INDIVIDUAL:
(Signature)

(Print Name)

IF AN ENTITY:
(Print or Type Name of Entity)

By:
(Signature)

(Print Name and Title)

Principal Amount of Note: $_____________

Signature Page To Note Purchase Agreement For The Convertible Promissory Note Due 2018

SCHEDULE I

SCHEDULE OF PURCHASERS

Name and Address	Principal Amount of Note

EXHIBIT A

FORM OF NOTE

[see attached]

NEITHER THIS NOTE NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION OR ANY STATE SECURITIES LAWS WITHIN THE UNITED STATES AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IN EFFECT COVERING THIS NOTE OR SUCH SECURITIES, AS THE CASE MAY BE, OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

LMP AUTOMOTIVE HOLDINGS, INC.

CONVERTIBLE PROMISSORY NOTE DUE 2018

$_______________	_______________, 2018 (the “Date of Issuance”)

FOR VALUE RECEIVED, LMP AUTOMOTIVE HOLDINGS, INC. (the “Company”), a Delaware corporation, promises to pay to __________________ (the “Holder”), or registered assigns, the principal amount of ____________________Dollars ($__________________).

This Convertible Promissory Note (this “Note”) shall bear simple interest on the unpaid principal balance outstanding at the rate of four percent (4%) per annum, calculated on the basis of a 365-day year and the actual number of days elapsed. Unless this Note is earlier converted pursuant to Article 2, the principal amount of this Note and all accrued and unpaid interest hereon shall be payable in full upon maturity of this Note as provided in Section 1.1 below, which payment shall be made by check mailed to the address of the Holder as such address shall appear on the record books of the Company.

This Note is one of a series of convertible promissory notes due 2018 in the aggregate principal amount of up to One Million Nine Hundred Thousand Dollars ($1,900,000) (collectively the “Notes”) being issued by the Company pursuant to that certain Note Purchase Agreement, dated as of ______________, 2018 among the Company and the purchasers listed thereto, as it may be amended from time to time (the “Note Purchase Agreement”).

This Note is subject to the following provisions, terms and conditions:

ARTICLE 1– PAYMENT

Maturity. Subject to the conversion provisions of Article 2, the unpaid principal balance of this Note together with all accrued and unpaid interest thereon shall due and payable in full on the earlier of: (a) the date that is six (6) months after the Date of Issuance hereof (the “Maturity Date”) or (b) a liquidation, dissolution or winding up of the Company.

ARTICLE 2– CONVERSION

Optional Conversion. The Holder may elect to convert all, but not less than all, of the entire unpaid principal amount outstanding under this Note and the accrued interest thereon (the “Conversion Amount”) into fully paid and non-assessable shares (“Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”), at any time prior to the Maturity Date, with such rights, preferences, privileges and restrictions, contractual or otherwise, as are applicable to the Common Stock, such number of Shares shall equal the quotient obtained by dividing (a) the outstanding principal balance and unpaid accrued interest under this Note on the date of conversion by (b) four dollars and seventy-five cents ($4.75) (as appropriately adjusted for any forward or reverse stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar events)(the “Conversion Price”).

If the Holder wishes to exercise the Holder’s right to effect such a conversion, the Holder shall provide the Company with at least thirty (30) days prior written notice of such election, in the form attached hereto as Exhibit A (the “Conversion Notice”); provided, however, that such Conversion Notice shall be provided no later than thirty (30) days prior to the Maturity Date.

Surrender of Note; Issuance of Stock Certificates; Joinder. As promptly as practicable after the conversion of this Note as provided in Section 2.1, the Holder shall surrender this Note to the Company for cancellation, whereupon the Company shall either, and at the Company’s sole discretion (a) issue and deliver to the Holder, in the name of the Holder, a certificate or certificates for the number of full Shares issuable upon the conversion of this Note or (b) in lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of this Note, the Company may issue the shares in book entry or other electronic format through a transfer agent. As a condition to any conversion of this Note pursuant to Section 2.1, the Holder shall execute and deliver to the Company an agreement to become a party to (i) that certain Stockholders’ Agreement, by and between the Company, Samer Tawfik and the persons named therein, attached as Exhibit C to the Note Purchase Agreement (the “Stockholders Agreement”), and, if applicable, the Shares shall bear such transfer restriction legends as may be required pursuant to the Stockholders’ Agreement and (ii) any other documents as the Company shall reasonably request for the Holder with respect to the Shares issued upon such conversion, all in form and substance reasonably satisfactory to the Company and as a condition to any conversion of this Note pursuant to Section 2.1, the Holder shall execute and deliver to the Company an agreement to become a party to the agreements of the type listed in the foregoing clauses (i) and (ii) to which the holders of the securities into which this Note is converted are then parties or are then becoming parties.

No Fractional Shares. No fractional shares shall be issued upon conversion of this Note. If conversion of this Note would result in the issuance of a fractional share, the amount payable under this Note that therefore cannot be applied to the purchase of the Shares purchasable upon conversion shall be returned to the Holder by the Company.

Anti-Dilution Adjustment. The Conversion Price shall be subject to appropriate adjustment so as to protect the rights of Lender upon the occurrence on or after the issuance of the Note of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, combination, consolidation or other similar transaction. Upon each occurrence of any event described in the immediately preceding sentence, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company, including, upon the occurrence of any merger, combination, consolidation or other similar transaction, the issuance to Lender of any securities into which this Note shall be converted by operation of law or pursuant to the express terms of such transaction provided that such transaction has been approved by the board of directors of the Company), so that Holder, upon any conversion of this Note, shall be entitled to receive the number of shares of Common Stock or other property, including cash or securities, that Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Note been converted immediately prior to the date of such event, or if such event has a record date, then the record date applicable to such event. An adjustment made pursuant to the immediately preceding sentence shall become effective retroactively to the close of business on the day upon which such event is affected.

ARTICLE 3– SUBORDINATION

Section 1.1 Subordination. No indebtedness shall be senior in any respect to this Note, except Senior Indebtedness. As used herein, “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on: (a) indebtedness of the Company, or with respect to which the Company is a guarantor, to banks, insurance companies, lease financing institutions or other financial institutions regularly engaged in the business of lending money, which is for money borrowed (or purchase or lease of equipment in the case of lease financing) by the Company (whether or not secured) in the ordinary course of business, and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

Section 1.2 Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes. In the event that the Holder receives payments in excess of the Holder’s pro rata share of the Company’s payments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes, as the case may be, and shall pay such amounts held in trust to such other Holders upon demand by such holders.

ARTICLE 4– REMEDIES OF HOLDER IN EVENT OF DEFAULT

Events of Default Defined. Any of the following that shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) shall constitute an event of default (each an “Event of Default”):

the Company shall fail to perform or observe any covenant or agreement set forth in this Note or the Note Purchase Agreement in any material respect, or the Company shall breach any representation or warranty contained in the Note Purchase Agreement in any material respect, and (except as set forth in Section 4.1(e)) such failure or breach continues uncured for 10 business days after written notice thereof shall be received by the Company from holders of at least of majority of the principal amount of the Notes then outstanding (the “Requisite Noteholders”); or

if an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or if the Company shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if the Company shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property, or makes a general assignment for the benefit of creditors; or

if any case, proceeding or other action against the Company shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or if a receiver, custodian or trustee of the Company or for all or a substantial part of its properties shall be appointed; or if a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of the Company; and if, in each such case, such condition shall continue for a period of 60 days undismissed, undischarged or unbonded; or

the Company shall fail to pay when due any principal of or accrued interest on this Note and such payment shall not have been made within ten business days after written notice thereof is received by the Company from the Requisite Noteholders.

Notice to Company. Upon the occurrence of any Event of Default described in Section 4.1(a) or Section 4.1(d), the Requisite Noteholders may, by written notice thereof provided to the Company, declare the entire principal amount and all interest accrued and unpaid on the Notes to be, and the Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. Upon the occurrence of any Event of Default described in Section 4.1(b) or Section 4.1(c), immediately, and without notice, the entire principal amount and all interest accrued and unpaid on the Notes to be, and the Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. No course of dealing on the part of the Requisite Noteholders nor any delay or failure on the part of the Holder or the Requisite Noteholders to exercise any right shall operate as a waiver of such right or otherwise prejudice such holders’ rights, powers and remedies. In addition to the foregoing remedies, upon the occurrence of and during the continuance of any Event of Default, the Requisite Noteholders may elect to exercise any other right, power or remedy permitted by law, either by suit in equity or by action at law, or both.

ARTICLE 55– TRANSFER, ETC.

Instruments of Transfer. The transfer of this Note shall be subject to the Note Purchase Agreement. Subject to the foregoing, this Note, if presented or surrendered for exchange or transfer, shall, if so required by the Company, be accompanied by a duly executed written instrument of transfer, in form reasonably satisfactory to the Company, and such other documentation as the Company shall reasonably request. Thereupon, this Note shall be re-issued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. The Holder acknowledges and agrees that it may not transfer, or otherwise assign, this Note (a) to any other person engaged, or who reasonably anticipates engaging, directly or indirectly, in whole or in part, to any competitor of the Company, (b) without complying with all federal and state securities laws, or any other applicable law, rule or regulation, to the extent applicable, and (c) without executing any other documents as the Company shall reasonably request for the Holder with respect to such transfer.

Loss, Theft, Etc. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of this Note, and in the case of such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of this Note, the Company shall make and deliver without expense to the Holder a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. At the discretion of the Company, the Company may accept in lieu of a bond of indemnity, the affidavit of the Holder that sets forth the fact of loss, theft or destruction and of the Holder’s ownership of this Note at the time of such loss, theft or destruction as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

Person Deemed Owner. Prior to due presentation of this Note for transfer in accordance with this Article 5, the Company may deem and treat the Holder as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of or on account of the principal amount hereof and interest due thereon and for all other purposes, and the Company shall not be affected by any notice to the contrary.

Section 5.4 Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Requisite Noteholders.

ARTICLE 6 – MISCELLANEOUS

Undertaking. By acceptance of this Note, the Holder acknowledges that there may not be sufficient shares of Common Stock authorized under the Certificate of Incorporation of the Company, as then in effect, upon the conversion of Notes pursuant to Article 2. In connection with any conversion pursuant to Article 2, the Company shall take such action as shall be necessary to authorize the securities being issued in such conversion, to the extent that a sufficient number of such securities is not otherwise authorized at the time of such conversion.

Amendment and Waiver. For purposes of the Notes, no course of dealing between the Company and the holders of the Notes, or any of them, and no delay on the part of any such party in exercising any rights hereunder shall operate as a waiver of the rights thereof. Any term of this Note may be amended, supplemented, modified or waived only with the written consent of the Company and the holders of at least a majority of the principal amount of the Notes then outstanding; provided, however, that any such amendment, supplement, modification or waiver that impairs the rights or increases the obligations of any Holder shall not be effected without the prior written consent of such Holder unless such amendment, supplement, modification or waiver applies to all Holders in the same fashion. Any amendment, supplement, modification of waiver effected in accordance with this Section 6.2 shall be binding upon the Holder of this Note and each transferee thereof (or the securities issuable upon conversion thereof).

Section and Other Headings. The section and other headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by confirmed electronic mail or facsimile transmission during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt; addressed to the Holder at the Holder’s address in the records of the Company and addressed to the Company at its principal place of business to the attention of its Secretary.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer as of the day and year first above written.

LMP AUTOMOTIVE HOLDINGS, INC.

By:
Samer Tawfik
Chief Executive Officer and President

Exhibit A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder
in order to convert Note)

The undersigned hereby elects to convert the specified principal amount of Convertible Promissory Notes (the “Notes”) into shares of common stock, par value $0.00001 per share (the “Common Stock”), of LMP Automotive Holdings, Inc., a Delaware corporation, according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Principal amount of Notes owned prior to conversion

Principal amount of Notes to be converted
(including accrued but unpaid interest thereon)

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Principal amount of Notes owned subsequent to Conversion

Signature of Holder
By
Name:
Title:

EXHIBIT B

INVESTOR QUESTIONNAIRE

Purchaser Name: ___________________________________________________________________

(If Purchaser is an individual, complete Section 1. If Purchaser is an entity, complete Section 2.)

1. The undersigned hereby certifies that he or she is an “accredited investor” as that term is defined in Regulation D adopted pursuant to the Securities Act of 1933 by virtue of satisfying the specific accredited investor qualifications checked by the undersigned below.

(a) [ ] an individual whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000.

NOTE: For this purpose, “individual net worth” means the excess of total assets at fair market value over total liabilities. For the purposes of calculating net worth: (i) the person’s primary residence shall not be included as an asset; (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the acquisition of the Securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the acquisition of the Securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability.

(b) [ ] an individual whose personal income was in excess of $200,000 in each of the last two full calendar years, or whose joint income together with that person’s spouse was in excess of $300,000 in each of those years, and who reasonably expects to have at least the same level of income in the current calendar year.

NOTE: For this purpose, “individual income” means adjusted gross income, as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any exclusion for tax-exempt interest under Section 103 of the Code, (ii) the amount of any losses claimed as a limited partner in a limited partnership as reported on Schedule E of form 1040, (iii) the amount of any deduction, including the allowance for depletion, under Section 611, et seq., of the Code and (iv) the amount of any deduction for long-term capital gains under Section 1202 of the Code.

2. The undersigned entity hereby certifies that it is an “accredited investor” as that term is defined in Rule 501 in Regulation D adopted pursuant to the Securities Act by virtue of satisfying the specific accredited investor qualifications checked by the undersigned below.

(a) [ ] a corporation, a partnership, a non-profit organization described in Section 501(c)(3) of the Internal Revenue Code, a Massachusetts trust or similar business trust, which was not formed for the specific purpose of investing in the Company and which has total assets in excess of $5,000,000;

(b) [ ] a trust with total assets in excess of $5,000,000, which was not formed for the specific purpose of investing in the Company and whose investment in the Company is directed by a person with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Company;

(c) [ ] any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a) under the Securities Act (Note: all owners of an entity qualifying under this criteria must each execute an individual accredited investor questionnaire);

(d) [ ] a bank, as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, acting in either an individual or fiduciary capacity;

(e) [ ] an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

(f) [ ] a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

(g) [ ] a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

(h) [ ] an insurance company as defined in Section 2(13) of the Securities Act;

(i) [ ] a plan established and maintained by a state, its political subdivisions, or an agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, which plan has total assets in excess of $5,000,000;

(j) [ ] an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, which satisfies one of the following criteria: (i) the investment decision for such plan is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) such plan has total assets in excess of $5,000,000; or (iii) such plan is a self-directed plan and its investment decisions are made solely by persons who are “accredited investors” within the meaning of Rule 501(a) under the Securities Act;

(k) [ ] a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Certification as of ______________________, 201[ ].

IF INVESTOR IS AN INDIVIDUAL:
(Signature)

(Print Name)

IF INVESTOR IS AN ENTITY:
(Print or Type Name of Entity)
By:
(Signature)

(Print Name and Title)

EXHIBIT C

STOCKHOLDERS’ AGREEMENT